EXHIBIT 99.1

Contact:	Aaron’s, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678.402.3950
Mike.Dickerson@Aarons.com

Aaron’s, Inc. Reports Strong Second Quarter Revenue and Earnings -
Raises Outlook for 2019

•	Revenues of $968 Million, Up 4.3%; Non-GAAP Revenues Up 10.3%

•	Diluted EPS $0.62; Non-GAAP Diluted EPS $0.93, Up 10.7%

•	Progressive Earnings Before Taxes of $58.4 million; EBITDA Up 22.3%

•	Aaron's Business Same-Store Revenues Up 0.1%; Continued Strong E-com Growth

ATLANTA, July 25, 2019 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three months ended June 30, 2019.
“We are pleased to report strong second quarter results, achieving meaningful revenue, Adjusted EBITDA and Non-GAAP diluted EPS growth," said John Robinson, Chief Executive Officer. “Progressive performed at a high level, continuing its trend of growing revenues and profits through increasing invoice volume. At the same time, we continue to invest in the business to support strong expected growth with our existing partners and retailers in our pipeline. The Aaron’s Business reported same-store revenues up 0.1%, a 190 basis point improvement over the prior year. We are encouraged by the progress being made in the Aaron's Business and continue to invest to improve our omnichannel platform," concluded Mr. Robinson.

Consolidated Results
For the second quarter of 2019, consolidated revenues were $968.1 million compared with $927.9 million for the second quarter of 2018. Calculated on a basis consistent with the 2019 adoption of ASC 842 related to lease accounting, revenues increased $90.3 million, or 10.3%, compared to the prior year period. The increase in consolidated revenues was primarily due to the increase in revenues at Progressive and the contribution from 152 franchised locations acquired by the Aaron's Business in 2018, partially offset by the closure of Aaron's stores in the first half of 2019.
Net earnings for the second quarter of 2019 were $42.7 million compared to $38.5 million in the prior year period. Net earnings in the second quarter of 2019 included approximately $18.7 million in pretax charges primarily related to the closure of approximately 70 company-owned Aaron's stores, the majority of which were underperforming stores closed by the end of the second quarter. Adjusted EBITDA for the Company was $107.4 million for the second quarter of 2019, compared with $97.0 million for the same period in 2018, an increase of $10.4 million, or 10.7%, due primarily to the strong growth in our Progressive segment as well as a $3.6 million insurance recovery from hurricane losses reported in 2017. As a percentage of revenues, Adjusted EBITDA was 11.1% in the second quarter of 2019 and 2018 when calculated on a basis consistent with the 2019 adoption of ASC 842.
Diluted earnings per share for the second quarter of 2019 were $0.62 compared with $0.54 in the year ago period. On a non-GAAP basis, diluted earnings per share were $0.93 in the second quarter of 2019 compared with $0.84 for the same quarter in 2018, an increase of $0.09 or 10.7%.
The Company generated $244.6 million in cash from operations during the six months ended June 30, 2019 and ended the second quarter with $100.2 million in cash, compared with a cash balance of $15.3 million at the end of 2018. During the second quarter, the company repurchased 242,860 shares for $14.4 million at an average purchase price of $59.35 per share.

Progressive Leasing Segment Results
Progressive Leasing’s revenues in the second quarter of 2019 were $516.3 million compared to reported revenues of $483.7 million in the second quarter of 2018. Calculated on a basis consistent with the 2019 adoption of ASC 842, revenues increased $82.7 million or 19.1%. Invoice volume increased 20.4% in the quarter, driven by a 23.4% increase in invoice volume per active door, partially offset by a 2.5% decrease in active doors to approximately 19,800. The decrease in active door count was primarily due to a reduction in locations in our mattress and mobile phone verticals, which was partially offset by additions in other verticals. Progressive Leasing had 909,000 customers at June 30, 2019, a 19.9% increase from June 30, 2018.
Earnings before income taxes for the second quarter of 2019 were $58.4 million. EBITDA for the second quarter of 2019 was $68.2 million compared with $55.8 million for the same period of 2018, an increase of 22.3%. As a percentage of revenues, EBITDA was 13.2% for the second quarter of 2019, an increase of 30 basis points compared to the second quarter of 2018, calculated on a basis consistent with the 2019 adoption of ASC 842. This increase was due primarily to improved gross margins partially offset by an acceleration in investments to support expected revenue growth and anticipated pipeline conversion.
The provision for lease merchandise write-offs was 7.6% of revenues in the second quarter of 2019, compared with 7.5% in the same period of 2018, calculated on a basis consistent with the 2019 adoption of ASC 842.

The Aaron’s Business Segment Results
For the second quarter of 2019, total revenues for the Aaron’s Business increased 1.9% to $443.2 million from $435.0 million in the second quarter of 2018. The increase was primarily due to the contributions from 152 franchised locations acquired throughout 2018, partially offset by the closure of 151 underperforming stores in the first half of 2019. Same-store revenues were up 0.1% in the second quarter of 2019, an improvement of 190 basis points from the second quarter of 2018, continuing the trend of improvement experienced throughout 2018. Customer count on a same-store basis was down 4.3% during the second quarter of 2019 compared to the same period in 2018. Company-operated Aaron’s stores had 984,000 customers at June 30, 2019, a 2.9% increase from June 30, 2018.
Lease revenue and fees for the three months ended June 30, 2019 increased 8.0% compared with the same period in 2018. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 36.4% for the second quarter of 2019 compared with the same period of the prior year. The decline is attributed primarily to the franchisee acquisitions completed in 2018.
Earnings before income taxes for the second quarter of 2019 were $0.1 million. Adjusted EBITDA for the three months ended June 30, 2019 was $39.7 million including a $3.6 million insurance recovery from hurricane losses reported in 2017. This compares to $42.4 million for the same period in 2018, a decrease of $2.7 million or 6.4%, due primarily to the timing of 2019 marketing expenses. As a percentage of revenues, Adjusted EBITDA decreased 80 basis points to 8.9% for the three months ended June 30, 2019, compared with 9.7% for the same period last year.
Write-offs for damaged, lost or unsaleable merchandise were 5.6% of revenues in the second quarter of 2019, compared with 4.0% for the same period last year. Contributing to the increase in write-offs was an increase in promotional offerings, higher ticket leases, store closure activity during the first half of 2019, and an increasing mix of e-commerce as a percent of revenue.
At June 30, 2019, the Aaron’s Business had 1,171 Company-operated stores and 357 franchised stores.

Significant Components of Revenue and Franchise Performance
Consolidated lease revenues and fees for the three months ended June 30, 2019 increased 14.0% over the same period of the prior year, calculated on a basis consistent with the 2019 adoption of ASC 842. Franchise royalties and fees decreased 29.0% in the second quarter of 2019 compared with the same period a year ago, primarily as a result of the lower number of franchised stores. Franchise revenues totaled $108.0 million for the three months ended June 30, 2019, a decrease of 31.7% from the same period for the prior year. Same-store revenues for franchised stores increased 1.2% and same-store customer counts declined 2.7% for the second quarter of 2019 compared with the same quarter in 2018. Franchised stores had 254,000 customers at the end of the second quarter of 2019. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company.
2019 Outlook

	Current Outlook[1]		Previous Outlook
(In thousands, except per share amounts)	Low	High	Low	High
Aaron's Inc. - Total Revenues	$3,905,000	$4,065,000	$3,905,000	$4,065,000
Aaron's Inc. - Adjusted EBITDA	430,000	452,000	415,000	442,000
Aaron's Inc. - Diluted EPS	3.11	3.26	3.15	3.35
Aaron's Inc. - Diluted Non-GAAP EPS	3.85	4.00	3.65	3.85
Aaron's Inc. - Capital Expenditures	100,000	120,000	100,000	120,000

Progressive - Total Revenues	2,100,000	2,175,000	2,100,000	2,175,000
Progressive - EBITDA	275,000	285,000	260,000	275,000

Aaron's Business - Total Revenues	1,775,000	1,855,000	1,775,000	1,855,000
Aaron's Business - Adjusted EBITDA	160,000	170,000	160,000	170,000
Aaron's Business - Annual Same Store Revenues	0.0%	2.0%	0.0%	2.0%

DAMI - Total Revenues	30,000	35,000	30,000	35,000
DAMI - Adjusted EBITDA	(5,000)	(3,000)	(5,000)	(3,000)
1 See the “Use of Non-GAAP Financial Information” section accompanying this press release.

Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Thursday, July 25, 2019, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Investor Relations section of the Company’s website, aarons.com. The webcast will be archived for playback at that same site.
About Aaron’s, Inc.
Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing provides lease-purchase solutions through approximately 20,000 retail partner locations in 46 states. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its approximately 1,500 Company-operated and franchised stores in 47 states, Puerto Rico and Canada, as well as its e-commerce platform, Aarons.com. Dent-A-Med, Inc., d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through federally-insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and HELPcard.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "continue," "expect," “believe,” “guidance,” “outlook,” “will,” “expectations,” and “trends” and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings and investigations, customer privacy; consumer, third party and employee fraud; information security, customer demand, the execution and results of our strategy and expense reduction and store closure and consolidation initiatives (including the risk that the costs associated with these initiatives exceeds expectations), risks related to M&A activities, including our recent franchisee acquisitions and the risk that the financial performance from those acquisitions and from M&A activities do not meet our expectations, risks related to Progressive Leasing’s “virtual” lease-to-own business, the outcome of Progressive Leasing’s pilot or test programs with various retailers and the results of Progressive Leasing’s efforts to expand its relationships with existing retailer partners and establish new partnerships with additional retailers, increases in lease merchandise write-offs and bad debt expense associated with Progressive Leasing’s growth in doors and customers and changes in product mix, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Statements in this release that are “forward-looking” include without limitation statements about our expectations regarding: the strength of our lease-to-own businesses; the results of our investments in the Aaron’s Business and Progressive Leasing; the results of our business transformation initiatives in the Aaron's Business; revenue growth and pipeline conversions for Progressive Leasing; same store sales for the Aaron's Business and the updated 2019 fiscal year Outlook set forth in this press release, for the Company on a consolidated basis, and for Progressive Leasing, the Aaron’s Business and DAMI. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Lease Revenues and Fees	$907,565	$845,938	$1,851,722	$1,716,005
Retail Sales	8,898	6,592	21,707	15,108
Non-Retail Sales	34,124	53,661	71,105	106,891
Franchise Royalties and Fees	8,605	12,125	17,812	24,987
Interest and Fees on Loans Receivable	8,610	9,208	17,256	18,750
Other	339	335	642	927
Total	$968,141	$927,859	$1,980,244	$1,882,668

Costs and Expenses:
Depreciation of Lease Merchandise	474,868	415,414	975,688	855,422
Retail Cost of Sales	5,651	4,156	14,283	9,818
Non-Retail Cost of Sales	28,948	47,068	58,144	95,088
Operating Expenses	383,576	388,337	770,792	778,569
Restructuring Expenses (Reversals), Net	18,738	(882)	32,019	24
Other Operating Income, Net	(3,486)	(165)	(4,383)	(248)
Total	$908,295	$853,928	$1,846,543	$1,738,673

Operating Profit	59,846	73,931	133,701	143,995
Interest Income	944	154	1,045	356
Interest Expense	(4,300)	(3,807)	(9,256)	(8,133)
Impairment of Investment	—	(20,098)	—	(20,098)
Other Non-Operating Income (Expense), Net	329	(200)	1,637	612
Earnings Before Income Tax Expense	$56,819	$49,980	$127,127	$116,732

Income Tax Expense	14,169	11,479	28,399	25,985
Net Earnings	$42,650	$38,501	$98,728	$90,747

Earnings Per Share	$0.63	$0.55	$1.46	$1.30
Earnings Per Share Assuming Dilution	$0.62	$0.54	$1.44	$1.27

Weighted Average Shares Outstanding	67,687	69,645	67,492	69,875
Weighted Average Shares Outstanding Assuming Dilution	68,793	70,837	68,784	71,428

Aaron’s, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	June 30, 2019	December 31, 2018
ASSETS:
Cash and Cash Equivalents	$100,242	$15,278
Accounts Receivable (net of allowances of $63,000 in 2019 and $62,704 in 2018)	85,257	98,159
Lease Merchandise (net of accumulated depreciation and allowances of $855,365 in 2019 and $816,928 in 2018)	1,292,724	1,318,470
Loans Receivable (net of allowances and unamortized fees of $18,947 in 2019 and $19,941 in 2018)	69,974	76,153
Property, Plant and Equipment at Cost (net of accumulated depreciation of $300,983 in 2019 and $284,287 in 2018)	233,073	229,492
Operating Lease Right-of-Use Assets	338,805	—
Goodwill	736,202	733,170
Other Intangibles (net of accumulated amortization of $147,440 in 2019 and $130,116 in 2018)	207,066	228,600
Income Tax Receivable	11,921	29,148
Prepaid Expenses and Other Assets	104,934	98,222
Total Assets	$3,180,198	$2,826,692
LIABILITIES & SHAREHOLDERS’ EQUITY:
Accounts Payable and Accrued Expenses	$226,913	$293,153
Deferred Income Taxes Payable	288,291	267,500
Customer Deposits and Advance Payments	80,680	80,579
Operating Lease Liabilities	386,989	—
Debt	347,767	424,752
Total Liabilities	1,330,640	1,065,984
SHAREHOLDERS' EQUITY:
Common Stock, Par Value $0.50 Per Share: Authorized: 225,000,000 Shares at June 30, 2019 and December 31, 2018; Shares Issued: 90,752,123 at June 30, 2019 and December 31, 2018	45,376	45,376
Additional Paid-in Capital	277,533	278,922
Retained Earnings	2,101,915	2,005,344
Accumulated Other Comprehensive Loss	(45)	(1,087)

Less: Treasury Shares at Cost
Common Stock: 23,204,626 Shares at June 30, 2019 and 23,567,979 at December 31, 2018	(575,221)	(567,847)
Total Shareholders’ Equity	1,849,558	1,760,708
Total Liabilities and Shareholders' Equity	$3,180,198	2,826,692

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended June 30,
(In Thousands)	2019	2018
OPERATING ACTIVITIES:
Net Earnings	$98,728	$90,747
Adjustments to Reconcile Net Earnings to Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	975,688	855,422
Other Depreciation and Amortization	53,862	44,591
Accounts Receivable Provision	137,611	113,077
Provision for Credit Losses on Loans Receivable	9,223	9,540
Stock-Based Compensation	14,231	15,143
Deferred Income Taxes	19,928	39,684
Impairment of Assets	26,267	20,098
Non-Cash Lease Expense	58,073	—
Other Changes, Net	(3,390)	(1,076)
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Additions to Lease Merchandise	(1,141,863)	(1,034,838)
Book Value of Lease Merchandise Sold or Disposed	196,219	199,846
Accounts Receivable	(126,112)	(97,385)
Prepaid Expenses and Other Assets	(6,847)	(7,965)
Income Tax Receivable	17,227	54,242
Operating Lease Liabilities	(62,541)	—
Accounts Payable and Accrued Expenses	(21,465)	(36,165)
Customer Deposits and Advance Payments	(200)	1,819
Cash Provided by Operating Activities	244,639	266,780
INVESTING ACTIVITIES:
Investments in Loans Receivable	(29,506)	(31,797)
Proceeds from Loans Receivable	27,720	30,150
Proceeds from Investments	—	666
Outflows on Purchases of Property, Plant and Equipment	(48,059)	(32,785)
Proceeds from Property, Plant and Equipment	1,425	4,349
Outflows on Acquisitions of Businesses and Customer Agreements, Net of Cash Acquired	(7,612)	(14,401)
Proceeds from Dispositions of Businesses and Customer Agreements, Net of Cash Disposed	755	318
Cash Used in Investing Activities	(55,277)	(43,500)
FINANCING ACTIVITIES:
Repayments on Revolving Facility, Net	(16,000)	—
Repayments on Debt	(61,465)	(96,173)
Dividends Paid	(4,717)	(2,111)
Acquisition of Treasury Stock	(14,414)	(68,432)
Issuance of Stock Under Stock Option Plans	5,056	4,134
Shares Withheld for Tax Payments	(12,977)	(17,282)
Debt Issuance Costs	—	(55)
Cash Used in Financing Activities	(104,517)	(179,919)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	119	(75)
Increase in Cash and Cash Equivalents	84,964	43,286
Cash and Cash Equivalents at Beginning of Period	15,278	51,037
Cash and Cash Equivalents at End of Period	$100,242	$94,323

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	June 30, 2019
	Progressive Leasing[1]	Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$516,333	$391,232	$—	$907,565
Retail Sales	—	8,898	—	8,898
Non-Retail Sales	—	34,124	—	34,124
Franchise Royalties and Fees	—	8,605	—	8,605
Interest and Fees on Loans Receivable	—	—	8,610	8,610
Other	—	339	—	339
Total Revenues	$516,333	$443,198	$8,610	$968,141
1 For the three months ended June 30, 2019, Progressive Leasing incurred bad debt expense of $59,374 which was recorded as a reduction to Lease Revenues and Fees as a result of the Company's adoption of ASC 842, Leases.

	(Unaudited)
	Three Months Ended
	June 30, 2018
	Progressive Leasing	Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$483,666	$362,272	$—	$845,938
Retail Sales	—	6,592	—	6,592
Non-Retail Sales	—	53,661	—	53,661
Franchise Royalties and Fees	—	12,125	—	12,125
Interest and Fees on Loans Receivable	—	—	9,208	9,208
Other	—	335	—	335
Total Revenues	$483,666	$434,985	$9,208	$927,859
Progressive Bad Debt Expense	50,036	—	—	50,036
Total Revenues, net of Progressive Bad Debt Expense[1]	$433,630	$434,985	$9,208	$877,823
1 See the “Use of Non-GAAP Financial Information” section accompanying this press release.

Aaron’s, Inc. and Subsidiaries
Six Months Revenues by Segment
(In thousands)

	(Unaudited)
	Six Months Ended
	June 30, 2019
	Progressive Leasing[1]	Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$1,039,734	$811,988	$—	$1,851,722
Retail Sales	—	21,707	—	21,707
Non-Retail Sales	—	71,105	—	71,105
Franchise Royalties and Fees	—	17,812	—	17,812
Interest and Fees on Loans Receivable	—	—	17,256	17,256
Other	—	642	—	642
Total Revenues	$1,039,734	$923,254	$17,256	$1,980,244
1 For the six months ended June 30, 2019, Progressive Leasing incurred bad debt expense of $115,444 which was recorded as a reduction to Lease Revenues and Fees as a result of the Company's adoption of ASC 842, Leases.

	(Unaudited)
	Six Months Ended
	June 30, 2018
	Progressive Leasing	Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$970,183	$745,822	$—	$1,716,005
Retail Sales	—	15,108	—	15,108
Non-Retail Sales	—	106,891	—	106,891
Franchise Royalties and Fees	—	24,987	—	24,987
Interest and Fees on Loans Receivable	—	—	18,750	18,750
Other	—	927	—	927
Total Revenues	$970,183	$893,735	$18,750	$1,882,668
Progressive Bad Debt Expense	96,561	—	—	96,561
Total Revenues, net of Progressive Bad Debt Expense[1]	$873,622	$893,735	$18,750	$1,786,107
1 See the “Use of Non-GAAP Financial Information” section accompanying this press release.

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the second quarter of 2019 each exclude $5.4 million in Progressive Leasing-related intangible amortization expense, $4.0 million in amortization expense resulting from franchisee acquisitions, $0.2 million in acquisition transaction and transition costs related to franchisee acquisitions and $18.7 million in restructuring charges. For the first six months of 2019 Non-GAAP net earnings and non-GAAP diluted earnings per share excludes $10.8 million in Progressive Leasing-related intangible amortization expense, $8.0 million in amortization expense resulting from franchisee acquisitions, $0.3 million in acquisition transaction and transition costs related to franchisee acquisitions and $32.0 million in restructuring charges. Non-GAAP net earnings and non-GAAP diluted earnings per share for the second quarter of 2018 exclude $5.4 million in Progressive Leasing-related intangible amortization expense, $1.2 million in amortization expense resulting from franchisee acquisitions, $0.9 million in net restructuring charge reversals and $21.6 million of charges related to the full impairment of the Company's PerfectHome Investment and the related expenses incurred. For the first six months of 2018 Non-GAAP net earnings and non-GAAP diluted earnings per share excludes $10.8 million in Progressive Leasing-related intangible amortization expense, $2.4 million in amortization expense resulting from franchisee acquisitions, $24.0 thousand in restructuring charges, $0.2 million in tax effects related to a Tax Act adjustment and $21.6 million of charges related to the full impairment of the Company's PerfectHome Investment and the related expenses incurred.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
This press release also discloses non-GAAP revenues for periods prior to January 1, 2019 as if the lessor accounting impacts of ASC 842 were in effect during the three and six months ended June 30, 2018. “Total Revenues, net of Progressive Bad Debt Expense” and the related percentages for the comparable prior year periods are a supplemental measure of our performance that are not calculated in accordance with GAAP in place during 2018. These non-GAAP measures assume that Progressive bad debt expense is recorded as a reduction to lease revenues and fees instead of within operating expenses in 2018. Please see Note 1 to the condensed consolidated financial statements and the "Results of Operations" section of our Form 10-Q for the quarter ended June 30, 2019 for a more comprehensive disclosure of bad debt expense and the impact of the adoption of ASC 842 related to accounting for leases for the prospective periods beginning with the first quarter of 2019.
Management believes these non-GAAP measures for 2018 provide relevant and useful information for users of our financial statements, as it provides comparability with the financial results we are reporting beginning in 2019 when ASC 842 became effective and we began reporting Progressive bad debt expense as a reduction to lease revenues and fees. We believe these non-GAAP measures provide management and investors the ability to better understand the results from the primary operations of our business in 2019 compared with 2018 by classifying Progressive bad debt expense consistently between the periods.
Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period. Due to the growth of our originated credit card loan portfolio after our October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring.  Management uses this measure as one of its bases for strategic planning and forecasting for DAMI. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP revenues and earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA, Total revenues net of Progressive bad debt expense and the related percentages for the comparable prior year period, and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Earnings	$42,650	$38,501	$98,728	$90,747
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	4,069	4,176	8,420	8,429
Add Franchisee-Related Intangible Amortization Expense(3)(4)	2,971	914	6,216	1,868
Add Restructuring Expense (Reversal), net (5)(6)	14,065	(679)	24,866	19
Add Acquisition Transaction and Transition Costs(7)	150	—	243	—
Impairment of Investment and Related Expenses(8)	—	16,658	—	16,811
Tax Act Adjustments	—	—	—	193
Non-GAAP Net Earnings	$63,905	$59,570	$138,473	$118,067

Earnings Per Share Assuming Dilution	$0.62	$0.54	$1.44	$1.27
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.06	0.06	0.12	0.12
Add Franchisee-Related Intangible Amortization Expense(3)(4)	0.04	0.01	0.09	0.03
Add Restructuring Expense, net(5)(6)	0.20	(0.01)	0.36	—
Add Acquisition Transaction and Transition Costs(7)	—	—	—	—
Impairment of Investment and Related Expenses(8)	—	0.24	—	0.24
Tax Act Adjustments	—	—	—	—
Non-GAAP Earnings Per Share Assuming Dilution(9)	$0.93	$0.84	$2.01	$1.65

Weighted Average Shares Outstanding Assuming Dilution	68,793	70,837	68,784	71,428

(1)	Net of taxes of $1,352 and $2,422 for the three and six months ended June 30, 2019 calculated using the effective tax rate for the respective periods.

(2)	Net of taxes of $1,245 and $2,413 for the three and six months ended June 30, 2018 calculated using the effective tax rate for the respective periods.

(3)	Net of taxes of $987 and $1,788 for the three and six months ended June 30, 2019 calculated using the effective tax rate for the respective periods.

(4)	Net of taxes of $272 and $535 for the three and six months ended June 30, 2018 calculated using the effective tax rate for the respective periods.

(5)	Net of taxes of $4,673 and $7,153 for the three and six months ended June 30, 2019 calculated using the effective tax rate for the respective periods.

(6)	Net of taxes of $(203) and $5 for the three and six months ended June 30, 2018 calculated using the effective tax rate for the respective periods.

(7)	Net of taxes of $50 and $70 for the three and six months ended June 30, 2019 calculated using the effective tax rate for the respective periods.

(8)	Net of taxes of $4,967 and $4,814 for the three and six months ended June 30, 2018 calculated using the effective tax rate for the respective periods.

(9)	In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Loss Before Income Taxes	$(1,725)	$(2,292)	$(4,393)	$(3,598)
Adjustment to Increase (Decrease) Allowance for Loan Losses During Period	420	887	(187)	132
Pre-tax, Pre-provision Loss	$(1,305)	$(1,405)	$(4,580)	$(3,466)

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	June 30, 2019
	Progressive Leasing	Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$42,650
Income Taxes[1]				14,169
Earnings (Loss) Before Income Taxes	58,406	138	(1,725)	56,819
Interest Expense	2,242	1,209	849	4,300
Depreciation	2,160	15,077	201	17,438
Amortization	5,421	4,296	145	9,862
EBITDA	$68,229	$20,720	$(530)	$88,419
Restructuring Expenses	—	18,738	—	18,738
Acquisition Transaction and Transition Costs	—	200	—	200
Adjusted EBITDA	$68,229	$39,658	$(530)	$107,357

	(Unaudited)
	Three Months Ended
	June 30, 2018
	Progressive Leasing	Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$38,501
Income Taxes[1]				11,479
Earnings (Loss) Before Income Taxes	44,575	7,697	(2,292)	49,980
Interest Expense	4,249	(1,210)	768	3,807
Depreciation	1,531	13,069	257	14,857
Amortization	5,421	2,053	145	7,619
EBITDA	$55,776	$21,609	$(1,122)	$76,263
Restructuring Reversals, Net	—	(872)	(10)	(882)
Impairment of Investment and Related Expenses	—	21,625	—	21,625
Adjusted EBITDA	$55,776	$42,362	$(1,132)	$97,006

(1)	Taxes are calculated on a consolidated basis and are not identifiable by company segments.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Six Months Segment EBITDA
(In thousands)

	(Unaudited)
	Six Months Ended
	June 30, 2019
	Progressive Leasing	Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$98,728
Income Taxes[1]				28,399
Earnings (Loss) Before Income Taxes	113,794	17,726	(4,393)	127,127
Interest Expense	4,964	2,563	1,729	9,256
Depreciation	3,947	29,665	391	34,003
Amortization	10,842	8,727	290	19,859
EBITDA	$133,547	$58,681	$(1,983)	$190,245
Restructuring Expenses	—	32,019	—	32,019
Acquisition Transaction and Transition Costs	—	313	—	313
Adjusted EBITDA	$133,547	$91,013	$(1,983)	$222,577

	(Unaudited)
	Six Months Ended
	June 30, 2018
	Progressive Leasing	Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$90,747
Income Taxes[1]				25,985
Earnings (Loss) Before Income Taxes	79,554	40,776	(3,598)	116,732
Interest Expense	8,624	(2,033)	1,542	8,133
Depreciation	2,999	26,155	499	29,653
Amortization	10,842	3,806	290	14,938
EBITDA	$102,019	$68,704	$(1,267)	$169,456
Restructuring Expenses (Reversals), Net	—	34	(10)	24
Impairment of Investment and Related Expenses	—	21,625	—	21,625
Adjusted EBITDA	$102,019	$90,363	$(1,277)	$191,105

(1)	Taxes are calculated on a consolidated basis and are not identifiable by company segments.

Reconciliation of 2019 Current Outlook for Adjusted EBITDA
(In thousands)

	Fiscal Year 2019 Ranges
	Progressive Leasing	Aaron’s Business	DAMI	Consolidated Total
Estimated Net Earnings	—	—	—	$208,200 - $224,700
Taxes[1]	—	—	—	63,500 - 69,000
Projected Earnings Before Taxes	$237,000 - $247,000	$45,200 - $55,200	$(10,500) - $(8,500)	271,700 - 293,700
Interest Expense	9,000	6,000	3,500	18,500
Depreciation	8,000	62,500	1,000	71,500
Amortization	21,000	14,000	1,000	36,000
Projected EBITDA	275,000 - 285,000	127,700 - 137,700	(5,000) - (3,000)	397,700 - 419,700
Projected Other Adjustments, Net[2]	—	32,300	—	32,300
Projected Adjusted EBITDA	$275,000 - $285,000	$160,000 - $170,000	$(5,000) - $(3,000)	$430,000 - $452,000

(1)	Taxes are calculated on a consolidated basis and are not identifiable by company divisions.
(2)    Projected Other Adjustments include the non-GAAP charges related to the Aaron's Business restructuring.

Reconciliation of 2019 Previous Outlook for Adjusted EBITDA
(In thousands)

	Fiscal Year 2019 Ranges
	Progressive Leasing	Aaron’s Business	DAMI	Consolidated Total
Estimated Net Earnings	—	—	—	$210,300 - $231,000
Taxes[1]	—	—	—	64,700 - 71,000
Projected Earnings Before Taxes	$216,500 - $231,500	$68,000 - $78,000	$(9,500) - $(7,500)	275,000 - 302,000
Interest Expense	13,500	2,500	3,500	19,500
Depreciation	8,000	66,000	1,500	75,000
Amortization	22,000	10,000	—	32,000
Projected EBITDA	260,000 - 275,000	146,500 - 156,500	(5,000) - (3,000)	401,500 - 428,500
Projected Other Adjustments, Net[2]	—	13,500	—	13,500
Projected Adjusted EBITDA	$260,000 - $275,000	$160,000 - $170,000	$(5,000) - $(3,000)	$415,000 - $442,000

(1)	Taxes are calculated on a consolidated basis and are not identifiable by company divisions.

(2)	Projected Other Adjustments include the non-GAAP charges related to the Aaron's Business restructuring.

Reconciliation of 2019 Current Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2019 Range
	Low	High
Projected Earnings Per Share Assuming Dilution	$3.11	$3.26
Add Projected Intangible Amortization Expense[1]	0.38	0.38
Add Sum of Other Adjustments[2]	0.36	0.36
Projected Non-GAAP Earnings Per Share Assuming Dilution	$3.85	$4.00

(1)	Includes projected amortization expense related to the acquisition of Progressive Leasing and the franchisee acquisitions.

(2)	Includes the projected non-GAAP charges related to the Aaron's Business restructuring.

Reconciliation of 2019 Previous Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2019 Range
	Low	High
Projected Earnings Per Share Assuming Dilution	$3.15	$3.35
Add Projected Intangible Amortization Expense[1]	0.35	0.35
Add Sum of Other Adjustments[2]	0.15	0.15
Projected Non-GAAP Earnings Per Share Assuming Dilution	$3.65	$3.85

(1)	Includes projected amortization expense related to the acquisition of Progressive Leasing and the franchisee acquisitions.

(2)	Includes the projected non-GAAP charges related to the Aaron's Business restructuring.